UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2024

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Memorial City Plaza 820 Gessner Road, Suite 1100 Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

On December 20, 2024, Battalion Oil Corporation, a Delaware corporation (the “Company” or “we”), terminated the Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) originally entered into on December 14, 2023 by and among the Company, Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent, by delivering a notice of termination to Parent and Abraham Mirman (the “Termination Notice”).

Pursuant to the Merger Agreement, Parent agreed to (a) deliver to the Company binding contracts entered into by Parent or its affiliates, which contemplate equity financing for the transaction that would, when taken together with the aggregate proceeds contemplated by other financing sources, be sufficient for Parent to consummate the transactions contemplated by the Merger Agreement and pay all related fees and expenses (“Qualifying Additional Financing Documents”), and (b) deposit amounts in cash into a segregated escrow account (the “Escrow Account”) established pursuant to that certain Escrow Agreement, dated as of December 14, 2023, by and among Parent, the Company and Wilmington Trust, National Association, as escrow agent, for purposes of securing Parent’s obligations pursuant to the Merger Agreement. Prior to the execution and delivery of the Merger Agreement, Parent had deposited $10,000,000 (the “Initial Deposit Amount”) into the Escrow Account, a portion of which, in an amount equal to $9,999,999.99 (the “Release Amount”), was previously released to the Company from the Escrow Account on January 24, 2024.

Under the terms of the Merger Agreement, as modified by the waiver granted by the Company to Parent and described in the Company’s Current Report on Form 8-K filed on November 26, 2024 (the “Waiver”), the Company has the right to terminate the Merger Agreement if the closing of the transactions contemplated by the Merger Agreement has not occurred by 11:59 p.m. Central Time on December 19, 2024 (the “Company End Date Termination Right”). On December 19, 2024, at a special meeting of the Company’s board of directors (the “Board”), the Board, upon the recommendation of the special committee of the Board, approved the termination of the Merger Agreement and the Company’s exercise of the Company End Date Termination Right. On December 20, 2024, the Company exercised the Company End Date Termination Right and terminated the Merger Agreement pursuant to the Termination Notice. Pursuant to the terms of the Merger Agreement, (a) the Company is entitled to retain the Release Amount in partial satisfaction of Parent’s obligation to pay the Company a fee as a result of such termination, and such amount is not refundable or otherwise required to be returned to Parent, any financing source of Parent or any of their respective affiliates under any circumstances or in any respect, and (b) Parent is obligated to pay the Company the remaining portion of such fee in an amount equal to $15,000,000 (the “Remaining Closing Failure Fee”) within two business days of Parent’s receipt of the Termination Notice. The Company has reserved all of its rights under the Merger Agreement.

Pursuant to the terms of that certain Amended and Restated Limited Guarantee, dated April 16, 2024 (the “Limited Guarantee”), by Mr. Mirman in favor of the Company, Mr. Mirman absolutely, irrevocably and unconditionally guaranteed to the Company the due and punctual payment of all of Parent’s and Merger Sub’s obligations under the Merger Agreement, including Parent’s obligation to pay the Company the Remaining Closing Failure Fee, up to a maximum amount of $1,000,000 plus $1,000,000 if Parent failed to deliver the Qualifying Additional Financing Documents by April 22, 2024 (such sum, the “Maximum Amount”). Pursuant to the Termination Notice, the Company has demanded that Mr. Mirman pay the Company the Remaining Closing Failure Fee, subject to the Maximum Amount, within two business days of Mr. Mirman’s receipt of the Termination Notice. The Company has reserved all of its rights under the Limited Guarantee.

The foregoing description of the Merger Agreement (as amended or modified from time to time) and the Limited Guarantee do not purport to be complete and are qualified in their entirety by reference to (a) the full text of the Merger Agreement and its amendments, which were filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by the Company on December 18, 2023, January 24, 2024, February 6, 2024, February 16, 2024, April 16, 2024, June 11, 2024, September 11, 2024 and September 19, 2024 and are incorporated herein by reference, (b) the description of the Waiver, which was set forth in the Current Report of Form 8-K filed by the Company on November 26, 2024 and is incorporated herein by reference, and (c) the Limited Guarantee, which was filed as Exhibit 2.2 to the Current Report on Form 8-K filed by the Company on April 16, 2024 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

December 20, 2024	By:	/s/ Matthew Steele
	Name:	Matthew Steele
	Title:	Chief Executive Officer